Exhibit 10.49

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made as of the 22nd day of December, 2008 by and between RUSSELL GOLDSMITH (“Goldsmith”), on the one hand, and CITY NATIONAL BANK, a National Bank (“CNB”), and CITY NATIONAL CORPORATION (“Parent Corporation”), on the other hand and supersedes the Employment Agreement dated as of June 30, 2006 by and between Goldsmith, CNB and Parent Corporation.

1.                                       Employment.  CNB and Parent Corporation (collectively the “Employer”) hereby employ Goldsmith, and Goldsmith hereby accepts employment, under the terms and conditions hereafter set forth.

2.                                       Duties.  Goldsmith shall be employed as the Chairman of the Board of Directors and Chief Executive Officer of CNB and Chief Executive Officer and President of the Parent Corporation and his powers and duties shall be consistent with such offices and positions.  As Chief Executive Officer of Employer, Goldsmith shall supervise, control and be responsible for all aspects of the business and affairs of Employer and its subsidiaries.

3.                                       Place of Service.  Substantially all of Goldsmith’s duties shall be performed in Los Angeles and Beverly Hills, California, and unless mutually agreed upon by Goldsmith and Employer, Goldsmith shall be headquartered in Beverly Hills, California.

4.                                       Term.  Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall commence as of December 22, 2008 (the “Start Date”) and shall terminate July 15, 2010.

5.                                       Annual Base Compensation.  Employer shall pay Goldsmith as annual base compensation (the “Annual Base Compensation”), payable in equal semimonthly payments, the sum of Nine Hundred Seventy-Eight Thousand Five Hundred Twenty-Eight Dollars ($978,528) during the term of this Agreement.

6.                                       Bonus Compensation.

(a)                                  Goldsmith shall participate in the Parent Corporation’s Amended and Restated 1999 Variable Bonus Plan and/or any other cash bonus or incentive compensation plan of Employer established for corporate executive officers of Employer, including corporate officers who are members of the Executive Committee and the Strategy and Planning Committee, in each case as determined by the Compensation, Nominating and Governance Committee of the Parent Corporation (or, in the absence of a Compensation, Nominating and Governance Committee, the Board of Directors or another committee of directors designated by the Board of Directors as responsible for matters relating to executive compensation) (such body, whether a committee or the entire board, is hereinafter referred to as the “Committee”).  The aggregate amount of annual bonus or incentive compensation (the “Annual Bonus”) paid to Goldsmith pursuant to all such bonus plans for any year (including the fiscal year ending December 31, 2006 and the fiscal year during which his employment is terminated) shall not be less than the Target Bonus Amount for that fiscal year if plan goals for the year are achieved, scaled up ratably to two hundred percent (200%) of the Target Bonus Amount for such fiscal year if one hundred thirty percent (130%) of plan goals are achieved and scaled down ratably to thirty-five percent (35%) of the Target Bonus Amount for such fiscal year if eighty five percent (85%) of plan goals are achieved.

(b)                                 For each fiscal year during the term of this Agreement, the “Target Bonus Amount” shall be equal to the product of the Target Bonus Percentage for that fiscal year and Goldsmith’s Annual Base Compensation as of December 31 of the year for which the bonus is being paid, as calculated below.  The “Target Bonus Percentage” for each such fiscal year shall be as specified below:

Fiscal year ended December 31,	Target Bonus Percentage	Target Bonus Amount
2006	125%	$1,223,160.00
2007	137%	1,340,583.36
2008	143%	1,399,295.04
2009	149%	1,458,006.72
2010	155%	1,516,718.40

(c)                                  In determining the Annual Bonus payable to Goldsmith for any year in which he was not employed by Employer for the entire year, the Annual Bonus for the portion of such fiscal year preceding the termination of his employment shall be an amount equal to (i) the amount which the Annual Bonus would have been had the plan goals achieved through the month ending immediately following the date of termination of his employment been the plan goals for the entire fiscal year, the fiscal year had ended at the end of such month and Goldsmith’s Annual Base Compensation had been the Annual Base Compensation payable to him as of the following December 31 had his employment continued through the following December 31, (ii) multiplied by a fraction, the numerator of which is the number of months in the fiscal year through the end of the month immediately following the date of termination of Goldsmith’s employment and the denominator of which is 12.

(d)                                 Unless Goldsmith elects to defer receipt thereof, each Annual Bonus shall be paid no later than March 15 of the fiscal year following the fiscal year for which the bonus is being paid; provided, however, that if the employment of Goldsmith is terminated prior to the end of the fiscal year for which the bonus is being paid, the Annual Bonus for the partial year preceding the termination of his employment shall be paid no later than March 15 following the termination of his employment and any amounts payable under any subparagraphs of Paragraph 10 as an Annual Bonus applicable to any portion of a fiscal year of less than twelve months shall be paid no later than March 15 following the end of the period for which such amount is payable.

7.                                       Stock Awards.

(a)                                  Annual Stock Awards.  In each fiscal year beginning in 2007 and continuing during the employment term, upon the earlier to occur of (i) the date the Employer generally grants annual stock awards to other corporate officers who are members of the Employer’s Executive Committee and Strategy and Planning Committee, and (ii) March 15, the Employer granted or shall grant to Goldsmith an annual stock award (an “Annual Stock Award”) having an aggregate Deemed Value, on the grant date, of $2,410,000 for March 2007 and of $2,350,000 for each March thereafter during the term of this Agreement.  One-half of the Deemed Value of each

2

Annual Stock Award shall be payable in the form of non-qualified stock options and the other half shall be payable in the form of restricted stock or restricted stock units, as determined by the Committee on each grant date in accordance with this Agreement.

(b)                                 Performance Stock Options.

(i)                                     On July 14, 2006, the Employer granted to Goldsmith non-qualified stock options with a Deemed Value of $500,000 (the “Initial Options”), and no later than July 31 of each subsequent fiscal year during the term of this Agreement, beginning in July 2007, if the Parent Corporation’s TSR for the three years ending on the immediately preceding June 30 is sufficient to place Parent Corporation in at least the twenty-fifth (25th) percentile of Peer Banks ranked by TSR, the Employer granted or shall grant to Goldsmith stock options having the Deemed Value corresponding to the Parent Corporation’s TSR percentile for each fiscal year specified below:

Three year period Ended June 30,	TSR Percentile	Deemed Value
2007	Below 25	$0
	25 to below 50	250,000
	50 to below 75	500,000
	75 to below 90	750,000
	90 and above	900,000
2008	Below 25	$0
	25 to below 50	300,000
	50 to below 75	600,000
	75 to below 90	850,000
	90 and above	1,000,000
2009	Below 25	$0
	25 to below 50	350,000
	50 to below 75	700,000
	75 to below 90	950,000
	90 and above	1,100,000

3

Three year period Ended June 30,	TSR Percentile	Deemed Value
2010	Below 25	$0
	25 to below 50	400,000
	50 to below 75	800,000
	75 to below 90	1,050,000
	90 and above	1,200,000

(ii)                                  “Peer Banks” means, for each three year measurement period, the component companies included in the SNL Mid Cap Bank Index during the entire measurement period, or if the SNL Mid Cap Bank Index is no longer maintained or is no longer appropriate, in the reasonable judgment of the Committee, the Peer Banks shall instead be the companies included in any other reasonably comparable index prepared by a third party or the Committee of publicly-traded financial companies with market capitalizations in the $1.0 billion to $5.0 billion range, or such other range of market capitalizations such that Employer falls between the 25th and 75th percentile in terms of size of market capitalization.

(iii)                               “Performance Stock Options” means stock options granted pursuant to this subparagraph 7(b).

(iv)                              “TSR” shall be determined for a company, including the Parent Corporation and each of the Peer Banks, as follows:

(Price End – Price Begin) + Dividends
Price Begin

with “Price Begin” equal to the company’s closing price per share of common stock on its principal exchange or trading market on the first trading day in the three year measurement period (adjusted to give effect to stock splits and stock dividends during the measurement period), “Price End” equal to the company’s closing price per share of common stock on its principal exchange or trading market on the final trading day in the three year measurement period, and “Dividends” equal to the aggregate cash dividend per share of common stock paid during the three year measurement period.

(c)                                  Valuation Methodologies.  As used herein, the “Deemed Value” of any stock options shall be as determined by the Committee on the grant date in accordance with the City National Valuation Methodology for Option Awards in effect on such grant date and the “Deemed Value” of any restricted stock or restricted stock unit award shall be the Fair Market Value (as defined in the Current Plan) of the Parent Corporation’s common stock, $1.00 par value per share, on the grant date.  The City National Valuation Methodology for Option Awards in effect as of the date hereof is attached hereto as Appendix B.  The City National Valuation Methodology for Option Awards may be changed from time to time by the Committee, in its sole discretion, provided that no such change will apply to stock options granted to Goldsmith unless such change generally applies to stock options granted to other corporate officers who are members of the Employer’s Executive Committee and Strategy and Planning Committee.

4

(d)                                 Stock Option Terms.  Stock options included in an Annual Stock Award or Performance Stock Options shall be issued in accordance with the terms of this Agreement and the Parent Corporation’s Amended and Restated 2002 Omnibus Plan, as amended, or such other stock plan of the Parent Corporation as may then be in effect and pursuant to which Goldsmith is then eligible to receive stock awards (such plan being the “Current Plan”), shall, subject to the other terms of this Agreement:

(i)                                     vest twenty-five percent (25%) each year, commencing on the first anniversary of the grant; provided that the Initial Options shall vest twenty-five percent (25%) each July 14, commencing on July 14, 2007;

(ii)                                  have an exercise price equal to the Fair Market Value (as defined in the Current Plan) on the grant date;

(iii)                               be non-qualified stock options;

(iv)                              not be entitled to any Dividend Equivalents (as defined in the Current Plan); and

(v)                                 expire ten (10) years following the grant date, and

shall otherwise be issued on terms and conditions consistent with stock options then being issued by the Committee to other corporate officers who are members of Employer’s Executive Committee and Strategy and Planning Committee.

All stock options which are granted to Goldsmith on or after July 24, 2002, and which are vested at the time of termination of Goldsmith’s employment with the Employer, will remain outstanding until the expiration of their terms, (i) if Goldsmith’s employment is terminated (A) on account of retirement after Goldsmith has attained age sixty-two (62), (B) pursuant to subparagraphs 10(b) (without good cause), 10(c) (disability) or 10(d) (death) hereof, or (C) pursuant to Sections 5(a) and 6(b) and (c) (death or disability), 5(c) and 6(a) (Good Reason), or 6(a) (without Cause) of the Amended Employment Agreement (as defined in subparagraph 10(e)) after a Change of Control (as defined in Section 2 of the Amended Employment Agreement); or (ii) upon the occurrence of a Change of Control Event as defined in the Current Plan, subject in the case of this clause (ii) to any provisions of the Current Plan and its stock option agreements regarding acceleration or termination of stock options upon a Change of Control Event.

All stock options which are granted to Goldsmith and are not vested at the time of termination of Goldsmith’s employment with the Employer will expire upon termination of Goldsmith’s employment except:  (1) any stock options included the Initial Awards (as defined in subparagraph 7(f)) will vest on the terms specified in subparagraph 7(f), and (2) all other stock options shall immediately vest on the terms specified in Goldsmith’s stock option award agreements and the Current Plan, as each may be amended and revised from time to time on terms consistent with other stock options then being issued by the Committee to other corporate officers who are members of Employer’s Executive Committee and Strategy and Planning Committee.  As of the date hereof, such terms would permit immediate vesting only on the earlier of (i) the occurrence of a Change of Control Event (as such term is defined in the Current

5

Plan) subject in the case of this clause (i) to any provisions of the Current Plan and its stock option agreements regarding acceleration or termination of stock options upon a Change of Control Event, or (ii) the date Goldsmith’s employment is terminated by reason of subparagraphs 10(c) (disability) or 10(d) (death).  Further, stock option grants made prior to the date hereof which have not vested at the time of Goldsmith’s retirement at age sixty-two (62) will immediately vest in full upon Goldsmith’s retirement at age sixty-two (62).  All stock option grants after the date hereof that are not vested at the time of termination due to retirement at age sixty-two (62) will expire.

(e)                                  Restricted Stock Terms.  Restricted stock and restricted stock unit awards included in an Annual Stock Award shall be issued in accordance with the terms of this Agreement and the Current Plan, shall:

(i)                                     be subject to forfeiture restrictions that lapse twenty-five percent (25%) each year, commencing on the second anniversary of the grant;

(ii)                                  be in the form of Restricted Stock Awards or restricted stock units treated as “Share Awards” (each within the meaning of the Current Plan), at the discretion of the Committee; and

(iii)                               if restricted stock, be entitled to Dividend Equivalents (as defined in the Current Plan) or if restricted stock units, be entitled to dividend equivalent units, and shall otherwise be issued on terms and conditions consistent with restricted stock and restricted stock unit awards then being issued by the Committee to other corporate officers who are members of Employer’s Executive Committee and Strategy and Planning Committee.

Upon the termination of Goldsmith’s employment with Employer, all restricted stock and restricted stock units granted to Goldsmith for which forfeiture restrictions have not yet lapsed will, for no consideration, be forfeited to the Parent Corporation, except:  (1) any forfeiture restrictions on shares of restricted stock or restricted stock units included the Initial Awards (as defined in subparagraph 7(f)) will lapse on the terms specified in subparagraph 7(f), and (2) forfeiture restrictions on all other shares of restricted stock and all other restricted stock units shall immediately lapse on the terms specified in Goldsmith’s restricted stock award and restricted stock unit award agreements and the Current Plan, as each may be amended and revised from time to time on terms consistent with other shares of restricted stock and restricted stock units then being issued by the Committee to other corporate officers who are members of Employer’s Executive Committee and Strategy and Planning Committee.  As of the date hereof, such terms would permit the immediate lapse of forfeiture restrictions only on the earlier of (i) subject to the discretion of the Committee, the occurrence of a Change of Control Event (as such term is defined in the Current Plan), or (ii) the date Goldsmith’s employment is terminated by reason of subparagraphs 10(c) (disability) or 10(d) (death).  Further, grants of restricted stock and restricted stock units made prior to the date hereof for which forfeiture restrictions have not yet lapsed at the time of Goldsmith’s retirement at age sixty-two (62) will immediately lapse upon retirement after Goldsmith has attained age sixty-two (62); provided, however, that with respect to any such restricted stock units that constitute a “deferred compensation plan” within the meaning of Section 409A of the Code, the settlement of such restricted stock units shall be

6

delayed until the earlier of (A) the first day of the seventh month following the termination of Goldsmith’s employment if Goldsmith is a “specified employee” within the meaning of Section 409A of the Code and (C) Goldsmith’s death.  All grants of restricted stock and restricted stock units after the date hereof for which forfeiture restrictions have not yet lapsed at the time of termination due to retirement at age sixty-two (62) will, for no consideration, be forfeited to the Parent Corporation.

(f)                                    Vesting of Initial Awards.

(i)                                     “Initial Awards” means the Initial Options and those other Annual Stock Awards and Performance Stock Options awarded to Goldsmith from June 30, 3006 until the aggregate Deemed Value of all such Initial Options, Annual Stock Awards and Performance Stock Options, at the time each is granted, equals $4,200,000.  Initial Awards shall not include any Annual Stock Awards or Performance Stock Options, or other stock options, shares of restricted stock and restricted stock units, awarded to Goldsmith either before the date of this Agreement (other than the Initial Options) or after the Deemed Value of the Annual Stock Awards and Performance Stock Options, at the time each is granted, equals $4,200,000.

(ii)                                  All Initial Awards which, at the time of termination of Goldsmith’s employment with the Employer, are not vested or for which forfeiture restrictions have not lapsed, shall immediately vest, and forfeiture restrictions shall immediately lapse, (A) if Goldsmith’s employment is terminated (I) on account of retirement after Goldsmith has attained age sixty-two (62), (II) pursuant to subparagraphs 10(b) (without good cause or by Goldsmith for good reason), 10(c) (disability) or 10(d) (death) hereof, or (III) pursuant to Sections 5(a) and 6(b) and (c) (death or disability), 5(c) and 6(a) (Good Reason), or 6(a) (without Cause) of the Amended Employment Agreement (as defined in subparagraph 10(e)) after a Change of Control (as defined in Section 2 of the Amended Employment Agreement); or (B) upon the occurrence of a Change of Control Event as defined in the Current Plan, subject in the case of this clause (B) to any provisions of the Current Plan and its stock option agreements regarding acceleration or termination of stock options upon a Change of Control Event.

8.                                       Fringe Benefits and Reimbursement of Expenses.  Employer shall provide Goldsmith with such medical and other health, dental, accidental life and disability insurance, and he shall be entitled to all employee and fringe benefits and reimbursement of expenses and to participate in all benefit plans (including stock plans) as are consistent with his position and duties and those previously provided to the Chief Executive Officer of Employer; provided, however, that future stock awards and stock option grants to Goldsmith shall be on the terms specified in Paragraph 7 of this Agreement.  Goldsmith shall also be entitled to receive a supplemental retirement benefit as set forth in Appendix A to this Agreement.

9.                                       Extent of Service.  Goldsmith shall devote his time, attention and energies to the business of Employer and shall not, during the term of this Agreement, be engaged in any other activity which will materially interfere with the performance of his duties hereunder.  Time expended by Goldsmith on philanthropic activities, as a general partner of Sunbar Properties, as a passive investor in real estate ventures and other investments, or in managing the existing properties of

7

Goldsmith Entertainment Corporation shall be deemed not to interfere with the performance of his duties hereunder.

10.                                 Termination of Employment.

(a)                                  Termination by Employer for Good Cause.  Employer may terminate the employment of Goldsmith for “good cause” by written notice to Goldsmith.  For purposes of this Agreement, “good cause” shall mean only (i) conviction of a crime directly related to his employment hereunder, (ii) conviction of a felony involving moral turpitude, (iii) willful and gross mismanagement of the business and affairs of Employer, or (iv) willful and material breach of any material provision of this Agreement.  In the event the employment of Goldsmith is terminated pursuant to this subparagraph 10(a), Employer shall have no further liability to Goldsmith other than for compensation accrued through the date of termination but not yet paid.

In the event Employer contends that it has good cause to terminate Goldsmith pursuant to clause (iii) or (iv) of the second sentence of this subparagraph 10(a), Employer shall provide Goldsmith with written notice specifying in reasonable detail the services or matters which it contends Goldsmith has not been adequately performing, or the material provisions of this Agreement of which Goldsmith is in violation and the acts constituting such violation, why Employer has good cause to terminate this Agreement, and what Goldsmith should do to adequately perform his obligations hereunder.  If within thirty (30) days of receipt of the notice Goldsmith performs the required services or modifies his performance to correct the matters complained of, Goldsmith’s breach will be deemed cured, and Goldsmith’s employment shall not be terminated.  However, if the nature of the service not performed by Goldsmith or the matters complained of are such that more than thirty (30) days are reasonably required to perform the required service or to correct the matters complained of, then his breach will be deemed cured if he commences to perform such service or to correct such matters within the thirty (30) day period and thereafter diligently prosecutes such performance or correction to completion.  If Goldsmith does not perform the required services or modify his performance to correct the matter complained of within the thirty (30) day period or the extension thereof, Employer shall have the right to terminate this Agreement at the end of the thirty (30) day period or extension thereof.  It is understood that Goldsmith’s performance hereunder shall not be deemed unsatisfactory solely on the basis of any economic performance of Employer because this performance will depend in part on a variety of factors over which Goldsmith has little control.

(b)                                 Termination by Employer Without Good Cause or by Goldsmith for Good Reason.  Employer may terminate the employment of Goldsmith without “good cause” (as defined in subparagraph 10(a) above) at any time during the term hereof by giving written notice to Goldsmith specifying therein the effective date of termination.  Upon such notice being given, Goldsmith’s stock options, restricted stock and restricted stock units shall be treated as provided in Paragraph 7.  In the event the employment of Goldsmith is terminated pursuant to this subparagraph 10(b) without good cause, Employer shall be obligated to pay to Goldsmith (which shall be in lieu of any other amounts which would be payable to Goldsmith on account of such termination pursuant to any separation pay plan or policy of Employer) (i) in a lump sum within 30 days of the effective date of termination, the Annual Base Compensation and Annual Bonus he would have been paid had he remained in the employ of the Employer hereunder, and had the term hereof extended, for a period of three years from the effective date of termination, provided

8

that (x) the Annual Bonus for any fiscal year ending after the date of termination (including the fiscal year during which the termination of employment occurs and any portion of a fiscal year for which he is entitled to an Annual Bonus under this subparagraph) shall be computed by multiplying Goldsmith’s Annual Base Compensation (in case of an Annual Bonus for a partial year, the amount which the Annual Base Compensation would have been as of the following December 31 had his employment continued through such December 31) by (in lieu of percentages of Annual Base Compensation set forth in subparagraphs 6(a) and (b)) the highest percentage of Annual Base Compensation previously used in determining any prior Annual Bonus paid or payable to Goldsmith, (y) the Annual Bonus applicable to any portion of a fiscal year of less than twelve months shall be an amount determined as provided in the preceding subclause (x) multiplied by a fraction, the numerator of which is the number of months of the fiscal year with respect to which Goldsmith is entitled to the Annual Bonus pursuant to this subparagraph (with each partial month being deemed a whole month) and the denominator of which is 12, and (z) subparagraph 6(c) shall be disregarded and have no force or effect, and (ii)   service credit in calculating his supplemental retirement benefit he would have received hereunder had he remained in the employ of the Employer for such three-year period , (iii) in a lump sum within 30 days of the effective date of termination, an amount equal to the contributions to Goldsmith’s account in the Employer’s Profit Sharing Plan which Goldsmith would receive if Goldsmith’s employment continued for three years after the effective date of termination assuming for this purpose that (A) all such contributions are fully vested, (B) the Executive’s compensation is Goldsmith’s compensation for the year immediately preceding the year in which the effective date of termination occurs, and, (C) the Company’s contribution to the Profit Sharing Plan in each such year is in an amount equal to the greatest amount contributed by the Company in any of the three years ending prior to the effective date of termination and (iv) for three years following the effective date of termination (the “Benefits Period”), Employer shall provide Goldsmith, his spouse and eligible dependents with medical, prescription, vision and dental insurance coverage (the “Health Care Benefits”), life insurance and long-term disability coverage no less favorable to those which Goldsmith and his spouse and eligible dependents were receiving immediately prior to the effective date of termination; provided, however, that the Health Care Benefits shall be provided during the Benefits Period in such a manner that such benefits are excluded from Goldsmith’s income for federal income tax purposes.  Notwithstanding the foregoing clause (iii) of the immediately preceding sentence, if long-term disability insurance coverage is an employee benefit which Goldsmith would have received had he remained in the employ of Employer, Employer’s obligation to provide Goldsmith with comparable long-term disability insurance coverage for such three-year period shall be subject to Goldsmith being insurable at the effective date of termination of his employment.  Goldsmith shall have no duty to mitigate damages, and Employer shall have no right to offset any compensation paid to Goldsmith for services rendered as an employee of a third party or independent contractor after the termination of his employment against any amounts which are payable under this Agreement or the Amended Employment Agreement.

If Goldsmith terminates employment at any time within six (6) months after, without his consent, either (i) he is removed as Chief Executive Officer of either CNB or Parent Corporation or as Chairman of the Board of Directors of CNB, or any of these titles is removed from him, (ii) there is any material reduction in his Annual Base Compensation, (iii) the Employer requires him to be based at any office other than the corporate headquarters or moves the corporate headquarters to any location which is more than 35 miles from the location where it was based

9

immediately prior thereto, or (iv) there is a Material Breach by Employer (as defined below), such termination by Goldsmith shall for purposes of this Agreement be treated in the same manner as a termination by the Employer of his employment without good cause and shall be deemed to be a termination of employment pursuant to this subparagraph 10(b).

A “Material Breach by Employer” shall be deemed to exist if:

(i)                                     there is a material breach of this Agreement by Employer;

(ii)                                  within thirty (30) days following the material breach Goldsmith provides Employer with written notice specifying in reasonable detail the basis for his belief that there has been a material breach of this Agreement; and

(iii)                               within thirty (30) days of receipt of the notice Employer has not cured the material breach or, if the nature of the material breach is such that more than thirty (30) days are reasonably required to cure the material breach, then the Employer has not commenced performance of a cure within the thirty (30) day period or has not thereafter diligently prosecuted such performance to completion.

(c)                                  Termination by Disability.  Employer may terminate the employment of Goldsmith during the term hereof or the term of the Amended Employment Agreement (as hereinafter defined) by written notice to Goldsmith if Goldsmith shall become incapable of fulfilling his obligations hereunder because of injury or physical or mental illness which shall exist or may reasonably be anticipated to exist for a period of twelve (12) consecutive months or for an aggregate of twelve (12) months during any twenty-four (24) month period.  In the event the employment of Goldsmith is terminated by Employer pursuant to this subparagraph 10(c) because of injury or physical or mental illness, Employer shall be obligated to pay Goldsmith (or his personal representatives) from and after the termination of his employment the same amounts and provide him with the same benefits for the same periods it would have paid or provided him had his employment been terminated without cause pursuant to subparagraph 10(b) as of the date his employment is terminated pursuant to this subparagraph 10(c).  If the employment of Goldsmith is terminated pursuant to this subparagraph 10(c), Goldsmith’s stock options, restricted stock and restricted stock units will be treated as provided in Paragraph 7.

(d)                                 Termination by Death.  Except for compensation accrued but not paid at the date of death and as provided in this subparagraph 10(d), the death of Goldsmith during the term of this Agreement shall terminate this Agreement and the Amended Employment Agreement (as hereinafter defined).  In the event of the death of Goldsmith during the term hereof or the term of the Amended Employment Agreement (as hereinafter defined), Employer shall be obligated to pay to whomever he shall have designated in writing to Employer, or if no designation has been made by him, to Goldsmith’s wife, if she is then living, or if she is not then living, to his estate, the same amounts and provide the same benefits Employer would have paid or provided Goldsmith pursuant to subparagraph 10(b) had his employment been terminated without cause on the date of his death.  If the employment of Goldsmith is terminated pursuant to this subparagraph 10(d), Goldsmith’s stock options, restricted stock and restricted stock units will be treated as provided in Paragraph 7.

10

(e)                                  Change of Control.  Attached to this Agreement as Annex A is a copy of an Employment Agreement dated as December 22, 2008 between Parent Corporation and Goldsmith (the “Amended Employment Agreement”).  Upon the Effective Date (as defined in the Amended Employment Agreement) during the term of Goldsmith’s employment with Employer, the Amended Employment Agreement shall become effective with (notwithstanding the provisions of the Amended Employment Agreement to the contrary) the following modifications:  (i) the “Change of Control Period” as defined in the Amended Employment Agreement shall not terminate prior to the end of the term of this Agreement; (ii) the term thereof (referred to therein as the “Employment Period”) shall be the greater of three years, as provided therein, or the then remaining term of this Agreement; (iii) Paragraphs 3 and 5 and subparagraph 10(g) of this Agreement shall remain in full force and effect; (iv) clause (B) of Section 4(a)(i) and all of Section 4(b)(i) (except for the last sentence thereof) of the Amended Employment Agreement shall be of no force or effect, all direct or indirect references in the Amended Employment Agreement to Annual Base Salary or base salary (including, without limitation, references to Section 4(b) in clause (ii) of Section 5(c) of the Amended Employment Agreement) shall be deemed to refer to the Annual Base Compensation described and determined and computed in accordance with Paragraph 5 hereof and the reference in clause (iii) of Section 5(c) of the Amended Employment Agreement shall be deemed a reference to Paragraph 3 hereof; and (v) termination of employment on account of the death or disability of Goldsmith as provided in subparagraphs 10(c) and 10(d) hereof, respectively, shall remain in full force and effect and the provisions of the Amended Employment Agreement dealing with termination of employment on account of Goldsmith’s death or disability and the effects thereof shall be of no force or effect.  In all other respects the terms of the Amended Employment Agreement will thereafter govern the employment of Goldsmith, and subparagraphs 10(a), 10(b) and 10(f) hereof shall be of no further force or effect (except to the extent subparagraph 10(b) is incorporated into subparagraph 10(c) and 10(d) for determining amounts payable or benefits to be provided pursuant to subparagraph 10(c) and 10(d)).

(f)                                    Termination Upon Expiration.  At least six (6) months prior to the end of the term hereof, a person designated by the Board of Directors of Parent Corporation shall meet with Goldsmith for purposes of negotiating an extension of the term of this Agreement.  If by the ninetieth (90th) day prior to the end of the term hereof Employer and Goldsmith have not agreed in writing to an extension of the term hereof or renewal of this Agreement and during such negotiations Employer offered Goldsmith an extension of this Agreement with a term of at least three years and compensation at least equivalent to the eightieth percentile for chief executive officers of Employer’s peer group, Goldsmith’s employment shall terminate as of the end of the term hereof and Employer shall be obligated to pay and provide Goldsmith with, from and after the expiration of the term hereof, (i) in a lump sum within 30 days of the effective date of termination, the Annual Base Compensation for a period of twelve (12) months from the end of the term of this Agreement, (ii) in a lump sum within 30 days of the effective date of termination, the Annual Bonus he would have been paid hereunder if the term of this Agreement was extended for twelve months, provided that (x) the Annual Bonus shall be computed by multiplying Goldsmith’s Annual Base Compensation by (in lieu of the Target Bonus Amounts set forth in Paragraph 6) the highest percentage of Annual Base Compensation previously used in determining any prior Annual Bonus paid to Goldsmith, (y) the Annual Bonus applicable to any portion of a fiscal year of less than twelve months shall be an amount determined as provided in the preceding subclause (x) multiplied by a fraction, the numerator of which is the number of

11

months of the fiscal year with respect to which Goldsmith is entitled to the Annual Bonus pursuant to this subparagraph (with each partial month being deemed a whole month) and the denominator of which is 12, and (z) subparagraph 6(c) shall be disregarded and have no force or effect, and (iii) for one year following the effective date of termination, Employer shall provide Goldsmith, his spouse and eligible dependents with the Health Care Benefits, life insurance and long-term disability benefits no less favorable to those which Goldsmith and his spouse and eligible dependents were receiving immediately prior to the effective date of termination; provided, however, that the Health Care Benefits shall be provided during the Benefits Period in such a manner that such benefits are excluded from Goldsmith’s income for federal income tax purposes.  If by the ninetieth (90th) day prior to the end of the term hereof Employer and Goldsmith have not agreed in writing to an extension of the term hereof or a renewal of this Agreement and during such negotiations the Employer did not offer Goldsmith an extension of the term hereof of at least three years and compensation at least equivalent to the eightieth percentile for chief executive officers of Employee’s peer group, Goldsmith’s employment shall terminate as of the end of the term hereof and Employer shall pay Goldsmith, the same amounts and provide him with the same benefits at the same time it would have paid and provided him pursuant to subparagraph 10(b) had his employment been terminated without cause immediately prior to the end of the term hereof, including, without limitation, the vesting of stock options and the lapsing of forfeiture restrictions on restricted stock awards and restricted stock units to the extent specified in Paragraph 7, in each case, at such time(s) and in such form(s) as such amounts and benefits would be paid or provided to Goldsmith pursuant to subparagraph 10(b) and Paragraph 7, as applicable, had his employment been terminated without cause immediately prior to the end of the term hereof.  For purposes of this subparagraph 10(f), the “Employer’s peer group” shall consist of ten banks comparable to CNB as to size and performance and as agreed to by Employer and Goldsmith and the compensation which shall be employed in determining whether the compensation offered Goldsmith was at least equivalent to the eightieth percentile for chief executive officers of Employer’s peer group compensation shall mean the total compensation (all forms of pay disclosed in the proxy statements).  If Goldsmith and Employer shall be unable to agree by the ninetieth (90th) day prior to the end of the term hereof as to the identity of the banks constituting the “Employer’s peer group”, the ten companies constituting Employer’s peer group shall be determined by Semler Brossy Consulting Group or any similar firm agreed to by Employer and Goldsmith.

(g)                                 Office Space and Secretarial Support.  From and after the expiration of the term of this Agreement or the Amended Employment Agreement or if Goldsmith’s employment is terminated other than pursuant to subparagraph 10(a) (or Section 5(a) of the Amended Employment Agreement if it is then in effect) for cause or other than pursuant to subparagraph 10(d) on account of his death, Employer shall provide Goldsmith (at no cost or expense to Goldsmith) for a period of three years with an office in his current office site in Beverly Hills, California or nearby of size, furnishings and other appointments and exclusive personal secretarial support comparable to that provided Goldsmith at any time during the one hundred twenty (120) day period prior to the expiration of the term or termination of his employment.

(h)                                 Section 409A.  Notwithstanding the foregoing provisions of this Agreement, in the event that Goldsmith is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the effective date of termination), amounts that constitute “nonqualified deferred

12

compensation” within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following the effective date of termination (including the supplemental retirement benefit set forth in Appendix A to this Agreement) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A; provided that no such interest shall accrue with respect to any equity awards not settled during such six month period or with respect to any severance pay that would have been paid in installments under Section 10 of the Employment Agreement dated June 30, 2006 between Goldsmith CNB and Parent Corporation.

11.                                 Entire Agreement; Modification; Waiver.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained therein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.  Notwithstanding the foregoing, this Agreement shall not supersede and shall be subject to the Waiver and Amendment Agreement letter dated as of November 14, 2008 by and between the Employer and Goldsmith.

12.                                 Separability Clause.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

13.                                 Benefit.  Except as herein and otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties, their personal representatives, heirs, administrators, executors, successors, and permitted assigns.

14.                                 Notices.  Any notice, request, or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to be duly given if delivered in person or mailed by registered or certified United States mail, postage prepaid, and mailed to the parties at the following addresses:

EMPLOYER	RUSSELL GOLDSMITH
City National Bank	Mr. Russell Goldsmith
400 No. Roxbury Drive	400 N. Roxbury Drive
Beverly Hills, CA 90210	Beverly Hills, CA 90210
Attn: Michael B. Cahill
General Counsel	with copy to:

Jeannemarie O’Brien
Jeremy L. Goldstein
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019-6150

13

The parties hereto may change the above addresses from time to time by giving notice thereof to each other in conformity with this Paragraph 14.

15.                                 Confidentiality.  Goldsmith covenants and agrees with Employer that Goldsmith shall not, during or after the term of this Agreement, disclose to anyone any confidential information concerning the business or operations of Employer which Goldsmith may acquire in the course of or incident to the performance of his duties hereunder, including, without limitation, processes, customer lists, business or trade secrets, or methods or techniques used by Employer in its business or operations.

16.                                 Construction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

17.                                 Captions.  The paragraph headings and captions contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement.

18.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.                                 Amendments.  This Agreement shall not be modified, amended, or in any way altered except by an instrument in writing and signed by both of the parties hereto.

20.                                 Mandatory Arbitration.  At the request of Goldsmith or Employer, any dispute, claim, controversy of any kind (whether in contract or tort, statutory or common law, legal or equitable) now existing or hereafter arising out of, pertaining to or in connection with this Agreement and/or any renewals, extensions, or amendments thereto, shall be resolved through final and binding arbitration conducted by a single arbitrator at a location determined by the arbitrator in Los Angeles or Beverly Hills, California, and administered by the American Arbitration Association (“AAA”) in accordance with the Federal Arbitration Act, 9 U.S.C. §1, et seq., and the then existing Commercial Arbitration Rules of the AAA.  Judgment upon any award rendered by the arbitrator may be entered in any State or Federal courts having jurisdiction thereof.

21.                                 Section 409A.  The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may Goldsmith, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  If Goldsmith dies following the effective date of termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of Goldsmith’s estate within 30 days after the date of Goldsmith’s death.  All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation,

14

that (i) in no event shall reimbursements by Employer under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that Goldsmith shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that Employer is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that Employer is obligated to pay or provide in any other calendar year; (iii) Goldsmith’s right to have Employer pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall Employer’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Goldsmith’s remaining lifetime (or if longer, through the 20th anniversary of the Start Date).  Notwithstanding the foregoing, in no event shall the effective date of termination occur until Goldsmith experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “effective date of termination.”  “Separation from Service” shall mean a “separation from service” within the meaning of Section 409A of the Code, as determined by the Committee in accordance with Section 1.409A-1(h) of the Treasury Regulations.  For purposes of determining whether a Separation from Service has occurred, Goldsmith shall be considered to have separated from service as an employee when the facts and circumstances indicate that Goldsmith and the Employer reasonably anticipate that either (i) no further services will be performed for the Employer (including any affiliates) after a certain date, or (ii) that the level of bona fide services Goldsmith will perform for the Employer (including any affiliates) after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by Goldsmith (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if Goldsmith has been providing services to the Employer less than 36 months). Within the time period permitted by the applicable treasury regulations (or such later time as may be permitted under Section 409A or any IRS or Department of Treasury rules or other guidance issued thereunder), Employer may, in consultation with Goldsmith, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provisions(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to Goldsmith.  CNB and Parent Corporation are not providing any tax advice to Goldsmith.

15

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written at Beverly Hills, California.

CITY NATIONAL BANK

/s/ Russell Goldsmith	By:	/s/ Michael Cahill

RUSSELL GOLDSMITH		MICHAEL B. CAHILL
Executive Vice President and General
Counsel

CITY NATIONAL CORPORATION

	By:	/s/ Michael Cahill
MICHAEL B. CAHILL
Executive Vice President and General
Counsel

16

APPENDIX A TO EMPLOYMENT AGREEMENT

FOR RUSSELL GOLDSMITH

SUPPLEMENTAL RETIREMENT BENEFIT

The purpose of this Appendix A to the Employment Agreement is to provide a supplemental retirement benefit for Russell Goldsmith (“Goldsmith”), which shall be in addition to any benefits which he may be entitled to receive under qualified retirement plans of the Employer.

ARTICLE I

DEFINITIONS

All capitalized terms used herein which are defined in the Employment Agreement shall have the meaning set forth therein.  In addition, the following terms shall have the meaning set forth below:

“Change of Control” shall have the meaning set forth in Annex A to the Employment Agreement.

“Final Average Compensation” shall mean the average of the sum of the Annual Base Compensation and Annual Bonus which Goldsmith earns during the highest three out of his last five calendar years of employment with the Employer.

“Normal Retirement Date” shall mean the date on which Goldsmith attains age 62, which will be February 14, 2012.  Goldsmith was born on February 14, 1950.

“Surviving Spouse” shall mean Goldsmith’s spouse at the time of his termination of employment with the Employer, if she remains alive after Goldsmith’s death.

“Years of Service” shall mean complete and partial years of service with the Employer, measured from Goldsmith’s commencement date on October 15, 1995 to the most recent anniversary of his commencement date.

ARTICLE II

ACCRUAL AND VESTING OF SUPPLEMENTAL RETIREMENT BENEFIT

2.1                                 Goldsmith shall accrue the right to receive an annual supplemental retirement benefit in the form of a single life annuity for his lifetime commencing at his Normal Retirement Date based on the following formula:

1.5432% multiplied times Years of Service (up to a maximum of 25.2% after 16.33 Years of Service) multiplied times Final Average Compensation

2.2                                 Under the formula set forth in Section 2.1, if Goldsmith retires on his Normal Retirement Date, he will be entitled to receive the maximum annual supplemental retirement benefit in the form of a single life annuity equal to 25.2% multiplied times his Final Average Compensation.

2.3                                 In the event of a Change of Control, Goldsmith shall receive credit for five additional Years of Service, but there will be no change in the maximum supplemental retirement benefit.

2.4                                 Goldsmith will have a fully vested right to his accrued supplemental retirement benefit after eight Years of Service (including his past service).  There will be no partial vesting prior to completion of eight Years of Service.

ARTICLE III

PAYMENT OF SUPPLEMENTAL RETIREMENT BENEFIT

3.1                                 Goldsmith’s accrued annual supplemental retirement benefit shall be paid in equal monthly installments commencing on the first day of the month following his termination of employment with the Employer for any reason other than his death.

3.2                                 If Goldsmith is married when he terminates employment with the Employer, the normal form of payment of his supplemental retirement benefit will be an actuarially reduced 100% joint and survivor annuity payable to Goldsmith during his lifetime and continuing thereafter during the lifetime of his Surviving Spouse.

3.3                                 If Goldsmith is not married when he terminates employment with the Employer, the normal form of payment of his supplemental retirement benefit will be a single life annuity payable to Goldsmith during his lifetime with payments terminating upon his death.

3.4                                 Goldsmith shall be entitled to elect an optional form of payment of his supplemental retirement benefit, and to change any such election, upon written notice filed with the Employer at any time up to six months preceding his termination of employment, or in the event of a separation or divorce from his spouse or the death of his spouse at any time up to the date of his termination of employment.  Any new election or change of election which is made after the date provided herein shall have no force or effect.  No change in the form of payment will be permitted for any reason after commencement of supplemental retirement benefit payments.  The optional forms of payment which Goldsmith may elect within the times specified above are a lump sum payment to be paid on the first day of the month following his termination of employment, a single life annuity payable during his lifetime with no payments to his Surviving Spouse after his death, and any other optional form of payment which the Employer may permit in its discretion.

3.5                                 There shall be an actuarial reduction in Goldsmith’s supplemental retirement benefit in the event that he terminates employment with the Employer prior to his Normal Retirement Date and an actuarial increase in his supplemental retirement benefit in the event that he terminates employment with the Employer after his Normal Retirement Date.  In either event, the payment of his supplemental retirement benefit shall commence on the first day of the month following his termination of employment.

2

3.6                                 If Goldsmith retires prior to his Normal Retirement Date, and his supplemental retirement benefit is paid in the form of a 100% joint and survivor annuity, there would be actuarial reductions for both early retirement and the 100% joint and survivor annuity.

3.7                                 The actuarial reduction and actuarial equivalence factors are set forth in Schedule 1 hereto.

ARTICLE IV

PRE-RETIREMENT SPOUSAL DEATH BENEFIT

4.1                                 If Goldsmith dies while he remains employed with the Employer and has a Surviving Spouse, his Surviving Spouse will be entitled to receive a benefit in the form of a single life annuity payable for her lifetime which is the actuarial equivalent of the single life annuity for his lifetime which Goldsmith would have been entitled to receive if he had terminated employment with the Employer in the month before he died.  This benefit shall be payable to Goldsmith’s Surviving Spouse in equal monthly payments commencing on the first day of the month following his death.

4.2                                 Goldsmith shall be entitled to elect, upon written notice filed with the Employer at any time before his death, that his Surviving Spouse shall receive a lump sum payment to be paid on the first day of the month following his death which is the actuarial equivalent of the single life annuity which would otherwise be paid to her pursuant to Section 4.1, using the actuarial reduction and actuarial equivalence factors set forth in Schedule 1 hereto.

ARTICLE V

SECTION 409A

5.1                                 The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code except for amounts payable under this Agreement that are “grandfathered” amounts within the meaning of Section 409A of the Code.  “Grandfathered” amounts are amounts that were earned and vested by Goldsmith within the meaning of Section 409A prior to December 31, 2004.  No modification to this Agreement as set forth in Section 5.2 shall apply to any “grandfathered” amounts and the payments of any “grandfathered” amounts to Goldsmith under this Agreement shall be made without regard to such modifications.

5.2                                 Any election of an optional form of benefit under this Agreement shall comply with the requirements of Section 409A of the Code, which shall generally include the following: (a) the election shall not take effect until at least 12 months after the date on which the election is made; (b) the new benefit commencement date shall be at least five years after the benefit commencement date that otherwise would have applied; and (c) the election must be made at least 12 months prior to the benefit commencement date that would otherwise have applied.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code to the extent permitted thereunder.  In no event may Goldsmith, directly or indirectly, designate the calendar year of any payment to be made under this

3

Agreement.  Notwithstanding the foregoing provisions of this Agreement, in the event that Goldsmith is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following the effective date of termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, on the first business day after the date that is six months following Goldsmith’s “separation from service” within the meaning of Section 409A.  If Goldsmith dies following the date of termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of Goldsmith’s estate on the first day of the month following his death.  In no event shall the effective date of termination occur until Goldsmith experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the effective date of termination for purposes of this Agreement.  “Separation from Service” shall mean a “separation from service” within the meaning of Section 409A of the Code, as determined by the Committee in accordance with Section 1.409A-1(h) of the Treasury Regulations.  For purposes of determining whether a Separation from Service has occurred, Goldsmith shall be considered to have separated from service as an employee when the facts and circumstances indicate that Goldsmith and the Employer reasonably anticipate that either (i) no further services will be performed for the Employer (including any affiliates) after a certain date, or (ii) that the level of bona fide services Goldsmith will perform for the Employer (including any affiliates) after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by Goldsmith (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if Goldsmith has been providing services to the Employer less than 36 months).   Within the time period permitted by the applicable treasury regulations (or such later time as may be permitted under Section 409A or any IRS or Department of Treasury rules or other guidance issued thereunder), Employer may, in consultation with Goldsmith, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provisions(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to Goldsmith.

5.3                                 Pursuant to the limited transition relief made available in accordance with Notice 2007-86 and subsequent guidance, Goldsmith may make an election in writing filed with the Employer to receive payments of the supplemental retirement benefit and/or the pre-retirement spousal death benefit in a lump sum or other optional form of payment without being subject to the requirements under Section 409A described in the first sentence of Section 5.2.  Any such election for amounts subject to Section 409A shall become effective on January 1, 2009 and shall not apply with respect to amounts that would otherwise be payable in 2008.

4

SCHEDULE 1

Supplemental Retirement Benefit
for Russell Goldsmith

Actuarial Reduction Factors

Early Retirement Reduction Factors

Years of Age Prior to Normal Retirement Date	Reduction Factor
1	93%
2	86%
3	79%
4	72%
5	65%
6	58%
7	51%
8	48%
9	45%

5

100% Joint & Survivor Annuity Reduction Factors at Normal Retirement Date

Spouse Years of Age Younger	Reduction Factor
0	85.75%
1	84.97%
2	84.26%
3	83.45%
4	82.71%
5	82.04%
6	81.32%
7	80.56%
8	79.87%
9	79.19%
10	78.53%

Actuarial Equivalence

Mortality

Prior to Normal Retirement Age:	1983 Group Annuity Mortality for males or females
After Normal Retirement Age:	1983 Group Annuity Mortality for males or females

Interest:  To Calculate Lump Sum Payment or Actuarial Increase for Late Retirement

Prior to Normal Retirement Date:	6.0% per annum
After Normal Retirement Date:	6.0% per annum

6

APPENDIX B TO EMPLOYMENT AGREEMENT
FOR RUSSELL GOLDSMITH

CITY NATIONAL VALUATION METHODOLOGY FOR OPTION AWARDS

The City National Valuation Methodology for Option Awards is used to calculate the “Deemed Value” of each stock option award on the grant date.  As of the date hereof, the City National Valuation Methodology uses the Black-Scholes Model to value the options granted.  The assumptions input into the model include expected term, volatility, grant date, grant price, risk-free interest rate, and dividend yield.  Option awards shall be granted with an exercise price not less than the fair market value of the Parent Corporation’s stock (within the meaning of the applicable stock option plan) on the date of grant.  The other inputs have the following terms:

Expected Term:  The expected term of the option in years (i.e., the number of years that the company estimates that options will be outstanding prior to exercise or forfeiture) is based on the expected term analysis done by the Parent Corporation for other corporate officers who are members of the Employer’s Executive Committee and Strategy and Planning Committee (“Executives”)(1).  This analysis is currently based on guidance from PriceWaterhouseCoopers.  Based on a total of ten years of stock option grants from any given year of grant and updated on a quarterly basis, the Parent Corporation calculates the total options granted for each period less those forfeited prior to vesting.  For each year after vesting, the number of options exercised is calculated and any remaining unexercised options are assumed to have been exercised evenly over the remaining periods.  The total of all options exercised for each period is multiplied by the number of years after grant.  The sum of these totals is divided by the number of options granted for the average number of years to exercise.

Volatility:  Expected volatility is based on the historical volatility of the Parent Corporation’s stock price, over a period equal to the “expected term of the option” (as calculated in the “expected term” analysis) on a monthly basis.  Historical volatility data is obtained from Bloomberg.  The Parent Corporation believes the most recent historical stock activity is most representative of future activity.

Dividend Yield:  Dividend yield is an assumed dividend yield rate of the Parent Corporation at the time of grant obtained from Bloomberg based on the expected life calculated.  Actual dividend payments will depend upon a number of factors, including future financial results, and may differ substantially from the assumption.

Risk-free interest rate:  Risk-free investment rate for the weighted average life of the outstanding option is interpolated based on the U.S. Treasury Note yield curve in effect at the time of grant.  Data is obtained from Bloomberg.

(1) For valuation purposes, the Parent Corporation has divided colleagues into two groups that have different exercise and forfeiture behavior.  Colleagues who are past or current members of the Executive Committee comprise one group.  All remaining colleagues make up the other group.

7

ANNEX A
EMPLOYMENT AGREEMENT

AGREEMENT by and between City National Corporation, a Delaware corporation (the “Company”) and Russell Goldsmith (the “Executive”), dated as of December 22, 2008.

The Board of Directors of the Company (the “Board”), has determined that it is in the best interest of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.  The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations.  Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                       CERTAIN DEFINITIONS.  (a)  The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section 2) occurs.  Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(b)                                 The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the second anniversary of the date hereof; provided, however that commencing on the date one year after the hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

2.                                       CHANGE OF CONTROL.  For the purpose of this Agreement, a “Change of Control” shall mean:

(a)                                  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2, or (v) any acquisition by the Goldsmith family or any trust or partnership for the benefit of any member of the Goldsmith family; or

(b)                                 Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease or any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)                                  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company of all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)                                 Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

3.                                       EMPLOYMENT PERIOD.  The Company hereby agrees to continue the Executive in its employ, and the executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the “Employment Period”).

4.                                       TERMS OF EMPLOYMENT.  (a)  POSITION AND DUTIES.

(i)                                     During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

(ii)                                  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)                                 COMPENSATION.  (i)  BASE SALARY.  During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs.  The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally.  During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually.  Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this

Agreement shall refer to Annual Base Salary as so increased.  As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii)                                  ANNUAL BONUS.  In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s highest bonus under the Company’s annual incentive plans for the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year) (the “Recent Annual Bonus”).  Each such Annual Bonus shall be paid no later than two and a half months following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

(iii)                               INCENTIVE, SAVINGS AND RETIREMENT PLANS.  During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executive of the Company and its affiliated companies, but in no event shall such plans, practice, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(iv)                              WELFARE BENEFIT PLANS.  During the employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to the other peer executive of the Company and its affiliated companies.

(v)                                 EXPENSES.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vi)                              FRINGE BENEFITS.  During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and if applicable, automobile allowance and/or use of an automobile and payment of related expenses, in a accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and it’s affiliated companies.

(vii)                           OFFICE AND SUPPORT STAFF.  During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(viii)                        VACATION.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

5.                                       TERMINATION OF EMPLOYMENT.  (a)  DEATH OR DISABILITY.  The Executive’s employment shall terminated automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company of its insurers and acceptable to the Executive or the Executive’s legal representative.

(b)                                 CAUSE.  The Company may terminate the Executive’s employment during the Employment Period for Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)                                     the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliated (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or

(ii)                                  the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c)                                  GOOD REASON.  The Executive’s employment may be terminated By the Executive for Good Reason.  For purpose of this Agreement, “Good Reason” shall mean:

(i)                                     the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirement), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)                                  any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than in isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)                               the Company’s requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

(iv)                              any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v)                                 any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive.  Anything in the Agreement to the Contrary notwithstanding, a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

(d)                                 NOTICE OF TERMINATION.  Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies that termination date (which date shall be not more than thirty days after the giving of such notice).  The failure by the Executive or the Company to set forth in the notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)                                  DATE OF TERMINATION.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.  Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”  “Separation from Service” shall mean a “separation from service” within the meaning of Section 409A of the Code, as determined by the Company in accordance with Section 1.409A-1(h) of the Treasury Regulations.  For purposes of determining whether a Separation from Service has occurred, the Executive shall be considered to have separated from service as an employee when the facts and circumstances indicate that the Executive and the Company reasonably anticipate that either (i) no further services will be performed for the Company (including any affiliates) after a certain date, or (ii) that the level of bona fide services the Executive will perform for the Company (including any affiliates) after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by the Executive (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Executive has been providing services to the Company less than 36 months).

6.                                       OBLIGATIONS OF THE COMPANY UPON TERMINATION.  (a)  GOOD REASON; OTHER THAN FOR CAUSE, DEATH OR DISABILITY.  If, during the

Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

(i)                                     the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

A.                                   the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (i) the Recent Annual Bonus and (ii) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the “Pro Rata Bonus”) and (3) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1)  and (3) shall be hereinafter referred to as the “Accrued Obligations”); provided, that notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary described in clause (1) above, then for all purposes of this Section 6 (including, without limitation, Sections 6(b) through 6(d)), such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clause (1), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below); and

B.                                     the amount equal to the product of (1) three and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus; and

C.                                     an amount equal to the contributions to the Executive’s account in the Company’s Profit Sharing Plan which the Executive would receive if the Executive’s employment continued for three years after the Date of Termination assuming for this purpose that (1) all such contributions are fully vested, (2) the Executive’s compensation is that required by Sections 4(b)(i) and 4(b)(ii), and, (3) the Company’s contribution to the Profit Sharing Plan in each such year is in an amount equal to the greatest amount contributed by the Company in any of the three years ending prior to the Effective Date.

(ii)                                  for three years after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (the “Benefits Period”), the Company shall continue medical, prescription, vision and dental insurance benefits (“Health Care Benefits”) and life insurance benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of the Agreement if the Executive’s employment has not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; provided, however, that the Health Care Benefits shall be provided during the Benefits Period in such a manner that such benefits are excluded from the Executive’s income for federal income tax purposes.

(iii)                               the Company shall, at its sole expense as incurred, provide the Executive with reasonable outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion, provided that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination; and

(iv)                              to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Notwithstanding the foregoing provisions of this Section 6, in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable or provided under Section 6 during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the Date of Termination, or provided on the first business day after the date that is six months following the Executive’s Date of Termination (the “Delayed Payment Date”) ; provided that no such interest shall accrue with respect to any equity awards not settled during such six month period.

(b)                                 DEATH.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations (subject to the proviso set forth in Section 6(a)(1)(A) to the extent applicable), the Pro Rata Bonus and the timely payment or provision of Other Benefits.  Accrued Obligations and the Pro Rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of Executive’s death with respect to other peer executive of the Company and its affiliated companies and their beneficiaries.

(c)                                  DISABILITY.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations (subject to the proviso set forth in Section 6(a)(1)(A) to the extent applicable), the Pro Rata Bonus and the timely payment or provision of Other Benefits.  Accrued Obligations and Pro Rata Bonus shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination; provided that in the event that the Executive is a Specified Employee, the Pro Rata Bonus shall be paid, with Interest, on the Delayed Payment Date.  With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

(d)                                 CAUSE; OTHER THAN FOR GOOD REASON.  If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the timely delivery of the Other Benefits, in each case to the extent theretofore unpaid.  If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations (subject to the proviso set forth in Section 6(a)(1)(A) to the extent applicable), the Pro Rata Bonus and the timely payment or provision of Other Benefits.  In such case, timely payment or provision of Other Benefits.  In such case, all Accrued Obligations and the Pro Rata Bonus shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination; provided that in the event that the Executive is a Specified Employee, the Pro Rata Bonus shall be paid, with Interest, on the Delayed Payment Date.

7.                                       NON-EXCLUSIVITY OF RIGHTS.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8.                                       FULL SETTLEMENT.  The Company’s obligation to make the payment provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.  The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the Change of Control through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Change of Control), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case Interest determined as of the date such legal fees and expenses were incurred.  In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 8 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred.  The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

9.                                       CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

(a)                                  Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes, interest and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 6(a)(i)(B) and (ii) Section 6(a)(i)(C).  For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.  If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 9(a) and the Executive shall be entitled to the Gross-Up Payment.  The Company’s obligation to make Gross-Up Payments under this Section 9 shall not be conditioned upon the Executive’s termination of employment.

(b)                                 Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP, or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder.  In the event the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)                                  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim.  The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(i)                                     give the Company any information reasonably requested by the Company relating to such claim,

(ii)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)                               cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)                              permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)                                 If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)                                  Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 9(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.  Notwithstanding any other provision of this Section 9, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

(f)                                    Definitions.  The following terms shall have the following meanings for purposes of this Section 9.

(i)                                     “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii)                                  “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii)                               A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv)                              The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

10.                                 CONFIDENTIAL INFORMATION.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representative of the Executive in violation of this Agreement).  After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11.                                 SUCCESSORS.  (a)  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representative.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and /or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.                                 MISCELLANEOUS.  (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO THE EXECUTIVE:	Russell Goldsmith
400 North Roxbury Drive
Beverly Hills, CA 90210

IF TO THE COMPANY:	City National Bank
400 North Roxbury Drive
Beverly Hills, CA 90210
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)                                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)                                 The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)                                  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(l)-(v)of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of the Agreement.

(f)                                    The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a) hereof, prior to the Effective Date, the Executive’s employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement.  From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.  From and after the date hereof, this Agreement shall supersede the Employment Agreement by and between City National Corporation, a Delaware corporation (the “Company”) and Russell Goldsmith (the “Executive”), dated as of the 31st day of March, 1997.  Notwithstanding the foregoing, this Agreement shall not supersede and shall be subject to the Waiver and Amendment Agreement letter dated as of November 14, 2008 by and between the Employer and Goldsmith.

(g)                                 The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  If the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death.  All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).  Prior to the Effective Date but within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Section 409A or any IRS or Department of Treasury rules or other guidance issued thereunder), the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Russell Goldsmith

CITY NATIONAL CORPORATION

By
Michael B. Cahill
Executive Vice President and General Counsel